Exhibit 23.1

Consent of Independent Auditors

We hereby consent to the incorporation by reference in this Amendment No. 2 to the Current Report on Form 8-K dated April 11, 2019, and in the Registration Statements of Tronox Holdings plc on Form S-8 (No. 333-213159) and of Tronox Limited on Form S-3 (No. 333-220765) of our report dated June 22, 2017 relating to the consolidated financial statements of National Titanium Dioxide Company Limited as of and for the year ended December 31, 2016, which appears in Tronox Holdings plc’s Definitive Proxy Statement on Schedule 14A dated August 30, 2017.

BDO Dr. Mohamed Al Amri & Co.
Riyadh
Kingdom of Saudi Arabia
June 19, 2019